EXHIBIT 10.5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 8th day of June, 2010, by and between Visualant, Inc., a Nevada corporation (“Visualant” or the “Purchaser”), TransTech Systems, Inc., an Oregon corporation (“TTS”), and James M. Gingo, the sole shareholder of TTS (“Shareholder” or “Seller”).

Recitals

A.           Shareholder is the sole shareholder and owner of all of the issued and outstanding capital stock of TTS.

B.           Purchaser desires to acquire from Shareholder all of the outstanding capital stock of TTS and Shareholder wishes to sell the Shares to Purchaser, all in accordance with the terms and conditions of this Agreement.

C.           Each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the purchase and sale of the Shares and also to prescribe various conditions thereto.

Agreement

Now, therefore, in consideration of the foregoing Recitals and the mutual covenants, agreements, representations and warranties herein made, the parties agree as follows:

ARTICLE I
Purchase and Sale of Shares

1.1           Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, and in consideration for the Purchase Price set forth in Section 1.2, Shareholder will sell and deliver to Purchaser at the time of Closing, a total of One Hundred (100) shares, no par value per share, of the common stock of TTS (the “Shares”), constituting all of the issued and outstanding capital stock of TTS.  Shareholder will deliver to Purchaser at Closing a duly endorsed stock certificate for all of the Shares accompanied by an executed assignment separate from the certificate.

1.2           Purchase Price.  The purchase price for the Shares shall be Two Million Three Hundred Thousand and no/100 U.S. Dollars ($2,300,000.00) (“Purchase Price”) payable pursuant to a promissory note as set forth in Sections 1.2(a) and 1.2(b) below, subject, however, to adjustment pursuant to Section 1.3 below.

(a)           Common Stock.  Purchaser shall issue to Seller at Closing Three Million (3,000,000) shares of Visualant’s common stock (the “Common Shares”) as additional consideration to Seller. The Common Shares will not be issued under a registered offering with the U.S. Securities and Exchange Commission (the “SEC”) and will be restricted shares.  Therefore, any resale of the Common Shares must comply with SEC Rule 144, qualify under an exemption from registration or the Common Shares shall be registered by Purchaser as provided in this Agreement. The parties agree that the value of the shares in this transaction is two cents (0.02) per share but such additional consideration shall not be included in the Purchase Price.

(b)           Promissory Note.  At Closing, Purchaser shall issue to Seller a Promissory Note (the “Note”) substantially in the form attached hereto as Exhibit A in the amount of Two Million Three Hundred Thousand U.S. Dollars ($2,300,000.00), plus interest at the rate of Three and one-half percent (3.5%) per annum, from the date of the Note, but subject to adjustment pursuant to Section 1.3 below.  The Note shall be secured by a security interest in the stock of TTS as set forth in Section 1.4 below and a security interest in the assets of TTS as set forth in Section 1.5 below, and shall be payable over a period of three (3) years as follows:

(i)           The sum of Six Hundred Fifty Thousand U.S. Dollars ($650,000.00) plus the amount of any accrued interest due on the Bonderson Debt (as defined below), plus interest on the unpaid balance, shall be paid to Seller on the earlier of: (A) the one (1) year anniversary of the Closing Date; or (B) on the closing of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000.00) or more in aggregate financing (whether debt, equity or some combination thereof) after the Closing Date;

(ii)           The sum of Six Hundred Fifty Thousand U.S. Dollars ($650,000.00) plus the amount of any accrued interest due on the Bonderson Debt, plus interest on the unpaid balance shall be paid to Seller on the earlier of: (A) the two (2) year anniversary of the Closing Date; or (B) on the closing of Five Million U.S. Dollars ($5,000,000.00) or more in aggregate financing (whether debt, equity or some combination thereof) after the Closing Date; and

(iii)           The remaining balance of the Note, plus interest thereon shall be paid to Seller on the earlier of: (A) the three year anniversary of the Closing Date; or (B) on the closing of Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000.00) or more in aggregate financing (whether debt, equity or some combination thereof) after the Closing Date.

1.3           Adjustment of Purchase Price.  The amount of the Purchase Price and therefore, the amount of the Note in Section 1.2(b) above, shall be subject to adjustment at Closing as follows: (a) in the event the total amount of the outstanding liability (including all accrued and unpaid interest) due by Seller to The Bonderson Family Living Trust under the Secured Promissory Note dated June 30, 2006, and the Secured Line of Credit Agreement dated June 5, 2008 (collectively, the “Bonderson Debt”), exceeds the sum of Six Hundred Thousand U.S. Dollars ($600,000.00) as of the Closing Date, the Purchase Price shall be increased by the difference between the amount of the Bonderson Debt and $600,000; and (b) in the event the total amount of the Bonderson Debt outstanding as of the Closing Date is less than $600,000, the Purchase Price shall be decreased by the difference between $600,000 and the amount of the Bonderson Debt.  This adjustment in the Purchase Price shall be reflected by a corresponding increase or decrease, as applicable, in the amount of the Note set forth in Section 1.2(b) above.  In addition, the Purchase Price (and accordingly, the amount of the Note) shall be adjusted to account for the amount of accrued interest due on the outstanding balance of the Bonderson Debt as of the date of each installment payment under Sections 1.2(b)(i) and (ii) above, and the amount of such accrued interest due on the Bonderson Debt shall be added to the installment amount to be paid under Sections 1.2(b)(i) and (ii). In addition, in the event the Purchaser shall sell (a) to any single entity (including any affiliates) more than a 50% ownership interest in TTS, or (b) a majority of the assets of TTS, in each case within 36 months of the Closing Date, then the Purchaser shall pay to the Seller, in addition to any payments to Seller as provided herein five percent (5%) of any proceeds received by the Purchaser above $2,300,000, unless the Seller has previously been paid in full under the terms of this agreement prior to any offer or expression of interest by any potential purchaser..

1.4           Security Interest in Shares and Continuing Control of TTS by Seller.  Immediately following the Closing, Purchaser shall grant to Seller a security interest in the Shares to secure Purchaser’s obligations under the Note referenced in Section 1.2(b) above, and shall execute a Stock Pledge Agreement substantially in the form attached hereto as Exhibit B.  Purchaser agrees that following Closing, TTS shall remain and be operated as a separate, wholly-owned subsidiary of Purchaser, with separate revenue, profit and loss responsibilities and allocations and shall be controlled and operated solely by Seller in Seller’s sole discretion in accord with the terms of the Stock Pledge Agreement.  Purchaser shall not transfer its legal or beneficial interest in the Shares and shall retain all of the TTS assets within TTS (except for sales, transfers and other dispositions made in the ordinary course of business with the approval of Seller, in accord with the terms of the Stock Pledge Agreement) until such time as the Note and other Obligations  have been fully repaid or otherwise satisfied by Purchaser.

1.5           Security Interest in the Assets of TTS.  Immediately following the Closing, TTS shall grant to Seller a first security interest in the assets of TTS, subject only to the liens of record on the Closing Date, to secure Purchaser’s obligations under the Note referenced in Section 1.2(b) above, and shall execute a Security Agreement substantially in the form attached hereto as Exhibit C.  Purchaser agrees that following Closing, TTS shall remain and be operated as a separate, wholly-owned subsidiary of Purchaser, with separate revenue, profit and loss responsibilities and allocations and shall be controlled and operated by Seller in accord with the terms of the Stock Pledge Agreement.  The Purchaser acknowledges and agrees that under the terms of the Stock Pledge Agreement, Seller has all voting rights in the Shares.  Until all Obligations are paid in full, satisfied and fulfilled, unless otherwise agreed in writing by the Seller,  to the extent that Purchaser has any legal or beneficial interest in the Shares, Purchaser shall cooperate with Seller to cause TTS (i) to operate the business and dispose of its inventory only in the ordinary course of business; (ii) not to sell, transfer, lease or otherwise dispose of any TTS assets or any interest therein, or permit or suffer any other person to acquire any interest in any TTS asset; and (iii) to keep the assets of TTS free and clear of all liens except of record on the Closing Date.

1.6           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller’s legal counsel, Brownstein, Rask Sweeney, Kerr Grim, DeSyliva & Hay LLP, 1200 SW Main Street, Portland Oregon, at ___:___ a.m. local time, on or before June 8, 2010, or at such other time and place and on such other date as Purchaser and Seller shall agree (the “Closing Date”).

ARTICLE II
Further Agreements

2.1           Employment Agreements.  At or prior to the Closing, each of James M. Gingo, Jeff Kruse (“Kruse”) and Steve Waddle (“Waddle”) of TTS, shall enter into and execute an Employment Letter Agreement (collectively, the “Employment Agreements”) with Purchaser.  The Employment Agreements shall include, among other things, non-competition covenants and shall be substantially in the form attached hereto as Exhibits D, E and F respectively, with such additional terms and conditions as may be mutually agreed to by the parties thereto.  Under the terms of Kruse’s and Waddle’s Employment Agreements, Purchaser will grant to each Kruse and Waddle, , One Hundred Thousand (100,000) restricted shares of Visualant’s common stock.

2.2           Other Agreements.  At or prior to the Closing, the Shareholder shall execute all other customary agreements required by Purchaser to be executed by its officers and/or directors.  All of the agreements to be executed by Shareholder pursuant to this Article II are collectively referred to hereafter as the “Ancillary Agreements.”

2.3           Board of Directors.  At or immediately following the Closing, Purchaser will facilitate the appointment or election of James M. Gingo and Paul Bonderson to the Board of Directors of Visualant.  Following the Closing, the Board of Directors of Visualant shall be comprised of nine (9) members.  Purchaser will grant to Paul Bonderson, as compensation for his service as a member of the Board of Directors, Six Hundred Thousand (600,000) restricted shares of Visualant’s common stock, subject, however, to adjustment in the number of shares to be granted based upon the amount of the outstanding Bonderson Debt at time of Closing.

ARTICLE III
Representations and Warranties

3.1           General Statement.  The parties make the representations and warranties to each other which are set forth in this Article III.  The survival of all such representations and warranties shall be in accordance with Section 6.6 hereof.  All representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules delivered by the parties to each other concurrently herewith and identified, as in the case of Section 3.2, the “Purchaser Disclosure Schedule,” and in the case of Section 3.3, the “Seller Disclosure Schedule.”

3.2           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Shareholder that each of the statements contained in this Section 3.2 are true, complete and correct, as of the date of this Agreement and will be true, complete and correct at the Closing Date, as follows:

(a)           Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b)           Authority.  Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  At the Closing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been duly authorized by Purchaser’s Board of Directors and if required, its shareholders, and no other corporate proceeding on the part of Purchaser is necessary to authorize its officers to perform this Agreement and the transactions contemplated herein.

(c)           Binding Obligation.  When executed and delivered by Purchaser, this Agreement shall constitute the valid and binding obligation of such entity enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(d)           Noncontravention.  The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement, do not: (i) require the approval or consent of any governmental authority having jurisdiction over the business of Purchaser; (ii) violate any provision of its Articles of Incorporation or Bylaws; or (iii) conflict with, result in a breach of, or constitute a default under any agreement, contract, or instrument to which Purchaser is a party or by which Purchaser is bound except where such violation, conflict, breach, or default would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(e)           No Broker’s Fee.  Except as set forth in Section 3.2(e) of the Purchaser Disclosure Schedule, Purchaser has not employed any broker, finder or agent, nor otherwise become in any way obligated for any broker's or finder's fee, or similar fee with respect to the transactions contemplated by this Agreement.

(f)           Qualification and Registration.  Purchaser is duly qualified and registered to transact business and is in good standing in each of the jurisdictions in which it does business.  No other jurisdiction has demanded, requested or otherwise indicated that Purchaser is required to so qualify on account of the ownership or leasing of any of its properties and assets or the conduct of its business.

(g)           Corporate Documents.  True, correct, and complete copies of the Articles of Incorporation and Bylaws of Purchaser, including all amendments thereto, and true copies of the minutes of all directors’ and shareholders’ meetings of said corporation, have been furnished to Shareholder prior to Closing.

(h)           Capitalization of Purchaser.  The authorized capital stock of Purchaser consists of (200,000,000) shares of common stock, no par value per share, of which 33,462,707 shares are issued and outstanding, and 166,537,293 shares are held in treasury and 100,000,000 shares of preferred.  Purchaser has all requisite authority to sell the Common Shares to Shareholder.  All of the outstanding shares of Purchaser’s common stock have been duly authorized and validly issued in compliance with applicable state and federal laws concerning the issuance of securities, and are fully paid and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion privileges or other agreements (including rights of first refusal) or understandings obligating Purchaser to issue any additional shares of capital stock of any class or to issue any other debt or equity securities of any kind, or giving or granting to any person any rights to purchase or otherwise acquire stock or any equity securities of Purchaser other than as set forth in the Purchaser’s public filings.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Purchaser other than as set forth in the Purchaser’s public filings.

(i)           Title to Stock and Assets.  All of the issued and outstanding shares of Purchaser are free and clear of all liens, claims and encumbrances of any kind (including but not limited to, any claims by any of the shareholders' spouses).  Except as set forth in Section 3.2(i) of the Purchaser Disclosure Schedule, Purchaser has good and marketable title to all of its assets and properties, free and clear of any and all liens, security interests, or other encumbrances or restrictions thereon.

(j)           Compliance with Law; Litigation.  To the knowledge of Purchaser, Purchaser is in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of all federal, state, local or other governmental authority or regulatory body (each a “Governmental Body” and collectively, “Governmental Bodies”).  Purchaser has not received notice that there is any action, suit or proceeding pending in or before any court, tribunal or any Governmental Body, and to the best of Purchaser’s knowledge, no investigation is pending or in progress and there is no threat thereof against or relating to Purchaser, or any of Purchaser’s properties, assets or business, nor, to the knowledge of Purchaser, is there any basis for any such claim, suit or other proceeding.  Purchaser has not received notice that there is any suit, action, or other proceeding commenced, pending, or to the knowledge of Purchaser, threatened against or affecting Purchaser in any Governmental Body, in which it is sought to restrain, prohibit or otherwise adversely affect the ability of Purchaser to perform any or all of the obligations required of it under this Agreement or the consummation of the transactions contemplated by this Agreement.

(k)           Shareholder Claims.  No shareholder, and to the knowledge of Purchaser no officer, member, employee or consultant of Purchaser has any claim or claims against Purchaser, and to the knowledge of Purchaser, Purchaser is not obligated or liable to any such persons in any way or for any amounts except compensation due to employees in the ordinary course of business and except as disclosed in the Financial Statements.

(l)           Financial Statements.

(i)           Section 3.2(l) of the Purchaser Disclosure Schedule are the following financial statements for TTS (collectively the “Financial Statements”): (A) audited balance sheets, income statements and cash flow statements for each of the two (2) years ended, December 31, 2008 and December 31, 2009; and (B) unaudited interim balance sheet items reflecting billed and unbilled accounts receivable of Purchaser as of March 31, 2010.  The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby and present fairly the revenues related to the business of Purchaser as of such dates; provided, however, the unaudited interim balance sheet referenced in Section 3.2(l)(i)(B) above, is subject to the absence of footnote disclosure, off balance sheet activity, related party activity and year-end adjustments.

(ii)           Purchaser has no liabilities associated with any of its assets or business, contingent or otherwise, that are not reflected on the Financial Statements.  Except as reflected on the Financial Statements, and except as set forth on Section 3.2(l) of the Purchaser Disclosure Schedule, Purchaser has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to any of its assets or its business.  Except as set forth on Section 3.2(l) of the Purchaser Disclosure Schedule, Purchaser is not a guarantor or otherwise liable for any liability or obligation of any other person or entity for any matter which relates to or affects or shall affect the assets or the business of Purchaser.

(m)           Insolvency.  No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the business or any assets of Purchaser are pending or to the knowledge of Purchaser are threatened, and Purchaser has not made any assignment for the benefit of creditors, or taken any other action which would constitute the basis for the institution of such insolvency proceedings.

(n)           Taxes and Tax Returns.

(i)           Purchaser has filed when due, within the time and in the manner prescribed by law, all tax returns, declarations, reports, estimates, information returns and statements (collectively, “Returns”) required to be filed by them with the appropriate federal, state and local governmental authorities, and to the knowledge of Purchaser, such returns are true, correct and complete in all material respects and accurately reflect the taxes payable.  All material federal, state, county and local franchise, sales, use, excise, ad valorem, property, payroll and employment, income, and other taxes which are due and payable have been duly paid; and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with past accounting practices, consistently applied, except as reflected in the Financial Statements or that have arisen after the date of the Financial Statements, in the ordinary course of business.

(ii)           There are no unpaid assessments or to the knowledge of Purchaser proposed assessments of federal income taxes pending against Purchaser; no deficiency for any taxes has been proposed, asserted or assessed Purchaser which has not been resolved and paid in full; there are no liens for taxes upon the assets of Purchaser, except for taxes not yet due and payable; and there are no federal, state or local tax audits or other administrative proceedings or court proceedings pending or, to the knowledge of Purchaser threatened against Purchaser with respect to any taxes or Returns.

(iii)           There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns that have been given by Purchaser.

(iv)           To the knowledge of Purchaser, Purchaser does not have any tax liabilities (whether due or to become due) with respect to the income, property and operations of Purchaser that relate to any pre-closing tax period, except for tax liabilities that have arisen after December 31, 2009, in the ordinary course of business.

(o)           Intellectual Property.  Section 3.2(o) of the Purchaser Disclosure Schedule sets forth a list and description of all of the intellectual property (patents, trademarks, service marks, copyrights, trade secrets, and all other proprietary assets and rights, whether or not registered) of Purchaser. Specifically, Purchaser has developed a revolutionary patent-pending technology providing spectral-based pattern file creation and matching which is a material inducement to Seller to enter into this Agreement.  Patterns of a light spectrum signature, from near ultra-violet through the visible spectrum and into the near infra-red, are collected from Purchaser’s proprietary sensing devices.  The pattern files can be created from any material or object.  Such pattern files are then matched against baseline pattern files in the Purchaser’s database.  As a consequence, the Purchaser’s technology can serve as:  an authenticator to guard against and detect identity crime, forgery, counterfeiting, and other frauds; a diagnostic device with application in medical, agricultural and environmental diagnostics; and a reliable information source and provides accurate and rapid detection for a range of critical applications, including national security, forgery/fraud prevention, brand protection, and product-tampering protection.  Except as set forth herein and on Section 3.2(o) of the Purchaser Disclosure Schedule, Purchaser has no patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service mark, service mark rights, copyrights or other proprietary or similar rights (“Intellectual Property”), and Purchaser does not require any such Intellectual Property in connection with the conduct of its business as presently conducted.  With respect to all of the Intellectual Property disclosed above and as listed on Section 3.2(o) of the Purchaser Disclosure Schedule:  (i) Purchaser owns and possesses all right, title and interest in and to such Intellectual Property; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, or is currently outstanding; (iii) Purchaser has not received any notice of, nor is Purchaser aware of, any facts which would indicate a likelihood of any infringement or misappropriation by or conflict with, any third party of any such Intellectual Property owned by Purchaser; (iv) Purchaser has not received any notice from a third party alleging any infringement, misappropriation or conflict with the intellectual property rights of any such third party, including, without limitation, any demand, request or offer that Purchaser license rights from a third party; (v) the Intellectual Property constitutes all intellectual property necessary for the operation of Purchaser’s business as currently conducted, and Purchaser is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business as currently conducted; and (vi) the Intellectual Property is free and clear of all liens, claims, security interests or other encumbrances of any kind.

(p)           Insurance.  All insurance policies under which Purchaser, and any of its respective assets, officers, directors and employees are insured are listed in Section 3.2(p) of the Purchaser Disclosure Schedule.  All premiums payable under all such policies have been fully and timely paid, and to the knowledge of Purchaser, Purchaser is otherwise in compliance with the terms of all such policies, and all such policies are currently in effect and enforceable.  With respect to all such policies, Purchaser has not received notice of: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any cancellation or any other indication that an insurance policy is no longer in full force or effect, or will not be renewed, or that the insurer of any policy is not willing or able to perform its obligations thereunder.

(q)           Absence of Certain Events.  Since December 31, 2009, Purchaser has not: (a) incurred any obligation or liability, whether absolute or contingent, except obligations and liabilities incurred in the ordinary course of its business; (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability, whether absolute or contingent, other than current liabilities having become due and payable since December 31, 2009 in the ordinary course of its business; (c) made or agreed to make any wage, salary, or employee benefit increases for full-time employees; (d) made any loans or guarantees to or for the benefit of any of its officers, directors, employees, or any members of their immediate family; (e) sold or transferred any of its tangible or intangible assets or canceled any debts or claims, except, in each case, in the ordinary course of business; (f) sold, assigned, or transferred any trademark or trade name; (g) suffered any material losses or waived any right of substantial value other than in the ordinary course of business; (h) suffered any loss, damage, or destruction to any of its properties due to fire or other casualty whether or not insured, which loss, damage, or destruction materially and adversely affects its business, properties or operations; (i) issued or sold or agreed to issue or sell any shares of its capital stock or any other securities or reclassified or agreed to reclassify its capital stock; (j) mortgaged, pledged, or subjected to lien, charge or other encumbrance any of its tangible or intangible assets, except the lien of current real and personal property taxes not yet due and payable, or purchase money or similar liens incurred in the ordinary course of business; (k) made or agreed to make capital expenditures in excess of $50,000; (l) declared or paid a dividend or transferred property or loaned any money or agreed to loan money to any of its directors or officers, except as disclosed in Section 3.2(q) of the Purchaser Disclosure Schedule; (m) amended its Articles of Incorporation or Bylaws; (n) conducted its business otherwise than in its ordinary and usual manner; or (o) become aware of an event, transaction, or circumstance which does or could materially adversely affect its condition (financial or otherwise), assets, liabilities, earnings, business, or operations.

(r)           Conduct of Business; Licenses.  Except as set forth in Section 3.2(r) of the Purchaser Disclosure Schedule, the conduct of Purchaser's business is not dependent on any governmental or private license, permit or other authorization, and the consummation of the transactions contemplated by this Agreement will not terminate or adversely affect any such license, permit, or authorization.

(s)           Directors and Officers.  Section 3.2(s) of the Purchaser Disclosure Schedule contains a true and complete list as of the date of this Agreement showing all of the directors and officers of Purchaser.

(t)           No Broker’s Fee.  Except as set forth in Section 3.2(t) of the Purchaser Disclosure Schedule, Purchaser has not employed any broker, finder or agent, nor otherwise become in any way obligated for any broker's or finder's fee, or any similar fee with respect to the transactions contemplated by this Agreement.

(u)           Books and Records.  To the knowledge of Purchaser, the books and records of Purchaser: (a) are accurate in all material respects; (b) have been maintained in accordance with applicable laws; and (c) at all times have been in the possession of said corporation or under its control.

(v)           Environmental Matters.  To the knowledge of Purchaser, Purchaser has complied in all material respects with and is in material compliance with all federal, state and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it, its business or assets, relating to environmental protection, including standards relating to the generation, storage, transportation, treatment or disposal of hazardous wastes (“Environmental Law”).  Purchaser has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law.

(w)           Absence of Questionable Payments.  Neither Purchaser nor any director, officer, agent, employee or other person acting on behalf of Purchaser, has used, to the knowledge of Purchaser, any of the funds of Purchaser for any improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other person, in connection with the Purchaser or conduct of the Purchaser’s business.  With respect to the business of the corporation, Purchaser has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.  Neither Purchaser nor any director, officer, agent, employee or other person acting on behalf of the Purchaser, has accepted or received, to the knowledge of Purchaser, any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation or conduct of the business of the Purchaser.

(x)           No Untrue Statements.  No statement by Purchaser contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Purchaser to Shareholder pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

3.3           Representations and Warranties of Seller.  Shareholder and TTS, jointly and severally, represent and warrant to Purchaser that each of the statements contained in this Section 3.3 are true, complete and correct as of the date of this Agreement, and will be true, complete and correct as of the Closing Date except as provided on the Seller Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Seller Disclosure Schedules shall have the meanings ascribed to such terms in this Agreement.  Each individual Seller Disclosure Schedule incorporates these terms and conditions by reference.

The purpose of each schedule, and the Seller’s Disclosure Schedule as a whole, is to qualify the warranties and representations of TTS and Shareholder in this Agreement and exclude and disclose certain exceptions to the Warranties and Representations that the Purchaser is accepting as part of the transaction.  TTS and Shareholder shall have no indemnification liability or obligation pursuant to this Agreement, including but not limited to Article VI, Indemnification, for these excluded and disclosed exceptions to the warranties and representations disclosed in the Seller’s Disclosure Schedules.

The disclosure of any matter or document shall not imply any warranty, representation or undertaking not expressly given in the Agreement, nor shall such disclosure of itself be taken as extending the scope of the warranties or representations.

The information in these schedules was not prepared or disclosed with a view to its potential disclosure to others.  Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements entered into by the parties.  In disclosing this information TTS and Shareholder expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

All references in the schedules to the enforceability of agreements with third-parties, the existence or nonexistence of third-party rights, the absence or existence of breaches or defaults with respect to rights of third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interest, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.  In addition, the disclosure of any matter in any schedule is not to be deemed an admission that any such matter actually constitutes noncompliance with, or a violation of, any law, permit , Contract, agreement or other topic to which such disclosure is applicable .

The inclusion of any information (including dollar amounts) in any section of any schedule shall not be deemed to be an admission or acknowledgment by TTS or Shareholder that such information is required to be listed in such section or is material to or outside the ordinary course of the business of TTS, nor shall such information be deemed to establish a standard of Materiality (and the actual standard of Materiality may be higher or lower than the matters disclosed by such information).  In addition, matters reflected in schedules are not necessarily limited to matters required by the Agreement to be reflected in schedules.  A disclosure made on any specific schedule is deemed a disclosure on any other applicable schedule to the extent the relevance is apparent on its face.

In addition, the Seller’s Disclosure Schedule incorporates by reference all materials, discussions, documents and information whether oral or written provided to Purchaser or Purchaser’s agents (including Purchaser’s auditors) as due diligence and as part of an audit prior to Closing including but not limited to documents, business plans, information on products, technical data, specifications, documentation, contracts, presentations, know-how, product plans, business methods, product functionality, services, data, customers, markets, competitive analysis, databases, formats, methodologies, applications, developments, inventions, processes, payment, delivery and inspection procedures, or information related to engineering, marketing, or financial information. All such materials, discussions, documents and information shall be deemed disclosed as if fully set forth in the Seller’s Disclosure Schedule.:

(a)           Organization and Authority.  TTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.  TTS has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  TTS and the Shareholder, to the extent applicable, have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby, and to perform all of their respective obligations under this Agreement.  At the Closing, the execution and delivery of this Agreement by TTS and Shareholder, and the consummation by TTS and Shareholder of the transactions contemplated by this Agreement, shall have been duly authorized by all requisite corporate action of TTS, including, but not limited to, approval of the transaction by the Board of Directors of the corporation and the shareholders of TTS, and any creditor or other third party whose consent is required by contract or law.  When executed and delivered by TTS and Shareholder, this Agreement and the Ancillary Agreements shall constitute valid and binding obligations of TTS and Shareholder enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(b)           Subsidiaries and Investments.  TTS has two subsidiaries, EZ Identification, LLC (100% of which is owned by TTS), and ID Validation Systems, LLC (51% of which is owned by TTS) (each a “Subsidiary” and collectively, the “Subsidiaries”).  Each of the Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon.  Other than its ownership in such Subsidiaries, neither TTS nor Shareholder owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture, or other entity which is involved in or relates to the business of TTS.

(c)           Noncontravention.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated by such Agreements, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which TTS or Shareholder are subject or any provision of the charter or bylaws of TTS or the respective operating agreements of the Subsidiaries; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, lien, security interest or other arrangement to which TTS or Shareholder are a party, or by which TTS or Shareholder are bound, or to which any of the assets and/or subsidiaries of TTS or Shareholder are subject.  Except as is otherwise expressly set forth in this Agreement, and to the best of TTS’s and Shareholder’s knowledge, TTS and Shareholder do not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Body in order for the parties hereto to consummate the transactions contemplated by this Agreement.

(d)           Qualification and Registration.  TTS and each Subsidiary is duly qualified and registered to transact business in each of the jurisdictions listed in Section 3.3(d) of the Seller Disclosure Schedule, which jurisdictions are the only ones in which TTS and each Subsidiary is currently conducting business.  No other jurisdiction has demanded, requested or otherwise indicated that TTS or any Subsidiary is required to so qualify on account of the ownership or leasing of any of its properties and assets or the conduct of its business.

(e)           Corporate Documents. True, correct, and complete copies of the Articles of Incorporation and Bylaws of TTS, including all amendments thereto, and true copies of the minutes of all directors’ and shareholders’ meetings of said corporation, have been furnished to Purchaser prior to Closing.

(f)           Capitalization of TTS.  The authorized capital stock of TTS consists of Five Thousand (5,000) shares of common stock, no par value per share, of which 100 shares are issued and outstanding, and 4900 shares are authorized but unissued.  Shareholder is the sole owner of all of the issued and outstanding common stock of TTS, and Shareholder has all requisite authority to sell the Shares to Purchaser.  The Shares being sold to Purchaser hereunder represent all of the issued and outstanding stock of TTS.  All of the outstanding shares of TTS’s common stock have been duly authorized and validly issued in compliance with applicable state and federal laws concerning the issuance of securities, and are fully paid and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion privileges or other agreements (including rights of first refusal) or understandings obligating TTS to issue any additional shares of capital stock of any class or to issue any other debt or equity securities of any kind, or giving or granting to any person any rights to purchase or otherwise acquire stock or any equity securities of TTS.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TTS.

(g)           Ownership of Subsidiaries.  TTS has acquired and is the sole owner of all of the issued and outstanding units of ownership interest in EZ Identification, LLC.  In addition, TTS has acquired and is the owner of fifty-one percent (51%) of the total issued and outstanding units of ownership interest in ID Validation Systems, LLC.  Except as set forth in Section 3.3(g) of the Seller Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion privileges or other agreements (including rights of first refusal) or understandings obligating EZ Identification, LLC to issue any additional units of membership interest or to issue any other debt or equity securities of any kind, or giving or granting to any person any rights to purchase or otherwise acquire units or any equity securities of EZ Identification, LLC.  Except as set forth in Section 3.3(g) of the Seller Disclosure Schedule, to the best knowledge of TTS and Shareholder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion privileges or other agreements (including rights of first refusal) or understandings obligating ID Validation Systems, LLC to issue any additional units of membership interest or to issue any other debt or equity securities of any kind, or giving or granting to any person any rights to purchase or otherwise acquire units or any equity securities of ID Validation Systems, LLC.

(h)           Title to Stock and Assets.  Except as set forth in Section 3.3(h) of the Seller Disclosure Schedule, and except as to the agreed upon existing pledge as may exist with the Bonderson Family Trust, TTS has good and marketable title to all of its assets and properties, free and clear of any and all liens, security interests, or other encumbrances or restrictions thereon.  Each Subsidiary of TTS has good and marketable title to its respective assets, free and clear of any and all liens, security interests, or other encumbrances or restrictions thereon, except as set forth in Section 3.3(h) of the Seller Disclosure Schedule.

(i)           Compliance with Law; Litigation.  To the knowledge of TTS and Shareholder, TTS and each Subsidiary is in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of all Governmental Bodies.  Neither TTS nor Shareholder has received notice that there is any action, suit or proceeding pending in or before any court, tribunal or any Governmental Body, and to the best of TTS’s and Shareholder’s knowledge, no investigation is pending or in progress and there is no threat thereof against or relating to TTS, Shareholder, any Subsidiary of TTS, or any of TTS’s or its Subsidiaries’ properties, assets or business, nor, to the knowledge of TTS and Shareholder, is there any basis for any such claim, suit or other proceeding.  Neither TTS nor Shareholder has received notice that there is any suit, action, or other proceeding commenced, pending, or to the knowledge of TTS and Shareholder, threatened against or affecting TTS, any Subsidiary, or Shareholder in any Governmental Body, in which it is sought to restrain, prohibit or otherwise adversely affect the ability of TTS or Shareholder to perform any or all of the obligations required of them under this Agreement or the consummation of the transactions contemplated by this Agreement.

(j)           Shareholder Claims.  No shareholder, and to the knowledge of TTS and Shareholder, no officer, member, employee or consultant of TTS or any Subsidiary has any claim or claims against TTS or any of its Subsidiaries, and to the knowledge of TTS and Shareholder, TTS is not obligated or liable to any such persons in any way or for any amounts except compensation due to employees in the ordinary course of business and except as disclosed in the Financial Statements.

(k)           Financial Statements.

(i)           Purchaser acknowledges receipt of the following Financial Statements for TTS: (A) audited balance sheets, income statements and cash flow statements for each of the two years ended December 31, 2008, and December 31, 2009; and (B) unaudited interim balance sheet items reflecting billed and unbilled accounts receivable of TTS as of March 31, 2010.  The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby and present fairly the revenues related to the business of TTS as of such dates; provided, however, the unaudited interim balance sheet referenced in Section 3.3(k)(ii) above, is subject to the absence of footnote disclosure, off balance sheet activity, related party activity and year-end adjustments.

(ii)           TTS has no liabilities associated with any of its assets or business, contingent or otherwise, that are not reflected on the Financial Statements.  Except as reflected on the Financial Statements, and except as set forth on Section 3.3(k) of the Seller Disclosure Schedule, TTS  has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to any of its assets or its business.  Except as set forth on Section 3.3(k) of the Seller Disclosure Schedule, TTS and/or Shareholder are not guarantors or otherwise liable for any liability or obligation of any other person or entity for any matter which relates to or affects or shall affect the assets or the business of TTS.

(l)           Insolvency.  No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the business or any assets of TTS or any Subsidiary are pending or to the knowledge of TTS or Shareholder are threatened, and neither TTS nor Shareholder has made any assignment for the benefit of creditors, or taken any other action which would constitute the basis for the institution of such insolvency proceedings.

(m)           Taxes and Tax Returns.

(i)           TTS and each Subsidiary have filed when due, within the time and in the manner prescribed by law, Returns required to be filed by them with the appropriate federal, state and local governmental authorities, and to the knowledge of TTS and Shareholder, such returns are true, correct and complete in all material respects and accurately reflect the taxes payable.  All material federal, state, county and local franchise, sales, use, excise, ad valorem, property, payroll and employment, income, and other taxes which are due and payable have been duly paid; and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with past accounting practices, consistently applied, except as reflected in the Financial Statements or that have arisen after the date of the Financial Statements, in the ordinary course of business.

(ii)           There are no unpaid assessments or to the knowledge of TTS and Shareholder proposed assessments of federal income taxes pending against TTS or any Subsidiary; no deficiency for any taxes has been proposed, asserted or assessed against TTS or any Subsidiary which has not been resolved and paid in full; there are no liens for taxes upon the assets of TTS or any Subsidiary, except for taxes not yet due and payable; and there are no federal, state or local tax audits or other administrative proceedings or court proceedings pending or, to the knowledge of TTS and Shareholder threatened against TTS or any Subsidiary with respect to any taxes or Returns.

(iii)           There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns that have been given by TTS or any Subsidiary.

(iv)           TTS and each Subsidiary have complied, and until the Closing Date will continue to comply, with all applicable laws, rules and regulations relating to the payment and withholding of taxes, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over under all applicable laws.

(v)           TTS has been a validly electing ‘S’ Corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Service Code of 1986, as amended (“Code”).  TTS currently has and has always had one class of stock for purposes of Section 1361 of the Code.

(vi)           To the knowledge of TTS and Shareholder, TTS does not have any tax liabilities (whether due or to become due) with respect to the income, property and operations of TTS that relate to any pre-closing tax period, except for tax liabilities that have arisen after December 31, 2009, in the ordinary course of business.

(n)           Accounts Receivable.  All the accounts receivable of TTS and each Subsidiary reflected in the Financial Statements have been collected or are good and collectible in the aggregate recorded amounts thereof (less a reasonable amount for doubtful accounts as reflected in the Financial Statements) and can reasonably be anticipated to be paid in full after good faith collection efforts, except as such collection may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations or availability of specific remedies.

(o)           Inventory.  All of the inventory of TTS and of each Subsidiary reflected in the Financial Statements was in existence as of the date thereof and available for sale thereafter in the ordinary course of business.  All such inventory and all inventory items acquired since December 31, 2009, are of good and merchantable quality and are usable or saleable in the ordinary course of TTS's (or its Subsidiary’s) business except for damage or deterioration adequately covered by insurance or by claims against financially responsible third parties.  Such inventories, excluding obsolete inventory, were valued at the lower of cost or net realizable value and were determined in accordance with generally accepted accounting principles consistently applied.

(p)           Intellectual Property.  Schedule 3.3(p) of the Seller Disclosure Schedule sets forth a list and description of all of the intellectual property (patents, trademarks, service marks, copyrights, trade secrets, and all other proprietary assets and rights, whether or not registered) of TTS.  Except as set forth on Schedule 3.3(p) of the Seller Disclosure Schedule, TTS has no Intellectual Property, and TTS does not require any such Intellectual Property in connection with the conduct of its business as presently conducted.  With respect to all of the Intellectual Property listed on Section 3.3(p) of the Seller Disclosure Schedule: (i) TTS owns and possesses all right, title and interest in and to such Intellectual Property; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, or is currently outstanding; (iii) neither TTS nor Shareholder has received any notice of, nor are they aware of, any facts which would indicate a likelihood of any infringement or misappropriation by or conflict with, any third party of any such Intellectual Property owned by TTS; (iv) neither TTS nor Shareholder has received any notice from a third party alleging any infringement, misappropriation or conflict with the intellectual property rights of any such third party, including, without limitation, any demand, request or offer that TTS license rights from a third party; (v) the Intellectual Property constitutes all intellectual property necessary for the operation of TTS’s business as currently conducted, and neither TTS nor Shareholder is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business as currently conducted; and (vi) the Intellectual Property is free and clear of all liens, claims, security interests or other encumbrances of any kind.

(q)           Employee Benefit Plans.  Except as set forth on Section 3.3(q) of the Seller Disclosure Schedule, TTS does not have any employee benefit plans covering its employees, or any collective bargaining or union agreements to which TTS is a party.  Any qualified pension and/or profit sharing plans adopted or maintained by TTS comply with the provisions of the Employment Retirement Security Act of 1974, as amended (''ERISA''), and TTS has made all contributions required to be made by it to the trusts related thereto.  TTS is not a party to any multi-employer pension or other employee benefit plan.  No event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any employee benefit plan maintained by TTS or on behalf of its employees.

(r)           Employment Agreements.  Except as identified on Section 3.3(r) of the Seller Disclosure Schedule, neither TTS nor any Subsidiary has any written or oral employment agreements with any of its employees.  TTS and each Subsidiary have timely paid all withholding, FICA and other taxes required to be paid by it on behalf of its employees.

(s)           Employment Practices.  Neither TTS nor Shareholder has received notice that TTS is not in substantial compliance with any federal or state law respecting employment or employment practices, terms and conditions of employment, and wages and hours.  TTS has not engaged and is not currently engaged in any unfair labor practice.  There are no collective bargaining agreements which restrict TTS or Shareholder from carrying out the terms of this Agreement and the Ancillary Agreements; and to the knowledge of TTS and Shareholder, TTS does not have any contract with any of its employees which cannot be terminated without penalty on ten (10) days' notice or less.  Any existing employment arrangements, including without limitation, any existing employment or consulting agreements with Gingo, Kruse and Waddle, and any other agreements between TTS and Shareholder pertaining to Shareholder’s employment or entitlement to any employment benefits, will be terminated at or prior to Closing.

(t)           Material Contracts.  Except contracts, agreements or instruments that can be terminated on notice of thirty (30) days or less without liability to TTS and except contracts, agreements or instruments providing for the future or ongoing purchase, maintenance, acquisition, sale, or furnishing of materials, inventory, supplies, or merchandise for less than $50,000, TTS does not have any material obligations, rights or benefits under, and is not bound by or a party to, any contracts, agreements, or instruments other than those described in Section 3.3(t) of the Seller Disclosure Schedule.  There is no action, suit, or other litigation proceeding threatened or pending in any court or tribunal or before any Governmental Body with respect to any contract or agreement to which TTS, any Subsidiary and/or Shareholder are a party.  TTS is not in breach of or default in any of its obligations under any contract, agreement, or instrument, or, to the knowledge of Shareholder, is any other party in material default in any of its obligations under any contract, agreement, or instrument materially affecting TTS.  TTS has not waived any material right under or with respect to any contract, agreement, or instrument.  Each contract and agreement is in full force and effect and, except to the extent described in Section 3.3(t) of the Seller Disclosure Schedule, following the Closing, TTS shall continue to exercise all of TTS’s rights under said contracts and agreements to the same extent TTS would have been able to had the transactions contemplated by this Agreement not occurred, and without the payment of any amounts or consideration due to the sale of Shares described in Article I of this Agreement, and without any changes in the rights or obligations to TTS in the contracts and agreements.

(u)           Insurance.  All insurance policies under which TTS, any Subsidiary, and any of their respective assets, officers, directors and employees are insured are listed in Section 3.3(u) of the Seller Disclosure Schedule.  All premiums payable under all such policies have been fully and timely paid, and to the knowledge of TTS and Shareholder, TTS is otherwise in compliance with the terms of all such policies, and all such policies are currently in effect and enforceable.  With respect to all such policies, neither TTS nor Shareholder has received notice of: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any cancellation or any other indication that an insurance policy is no longer in full force or effect, or will not be renewed, or that the insurer of any policy is not willing or able to perform its obligations thereunder.

(v)           Absence of Certain Events.  Since December 31, 2009, TTS has not: (a) incurred any obligation or liability, whether absolute or contingent, except obligations and liabilities incurred in the ordinary course of its business; (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability, whether absolute or contingent, other than current liabilities having become due and payable since December 31, 2009, in the ordinary course of its business, and obligations and liabilities under contracts referred to in Section 3.3(t) of the Seller Disclosure Schedule; (c) made or agreed to make any wage, salary, or employee benefit increases for full-time employees; (d) made any loans or guarantees to or for the benefit of any of its officers, directors, employees, or any members of their immediate family; (e) sold or transferred any of its tangible or intangible assets or canceled any debts or claims, except, in each case, in the ordinary course of business; (f) sold, assigned, or transferred any trademark or trade name; (g) suffered any material losses or waived any right of substantial value other than in the ordinary course of business; (h) suffered any loss, damage, or destruction to any of its properties due to fire or other casualty whether or not insured, which loss, damage, or destruction materially and adversely affects its business, properties or operations; (i) issued or sold or agreed to issue or sell any shares of its capital stock or any other securities or reclassified or agreed to reclassify its capital stock; (j) mortgaged, pledged, or subjected to lien, charge or other encumbrance any of its tangible or intangible assets, except the lien of current real and personal property taxes not yet due and payable, or purchase money or similar liens incurred in the ordinary course of business; (k) made or agreed to make capital expenditures in excess of $50,000; (l) declared or paid a dividend or transferred property or loaned any money or agreed to loan money to any of its directors or officers, except as disclosed in Section 3.3(v) of the Seller Disclosure Schedule; (m) amended its Articles of Incorporation or Bylaws; (n) conducted its business otherwise than in its ordinary and usual manner; or (o) become aware of an event, transaction, or circumstance which does or could materially adversely affect its condition (financial or otherwise), assets, liabilities, earnings, business, or operations.

(w)           No Untrue Statements.  Neither this Agreement nor any of the Schedules or Exhibits annexed hereto contains any untrue statement of any material fact or omits to state any material fact required to be stated herein or therein, or necessary in order to make the statements contained herein or therein not misleading.  To the best knowledge of Shareholder, there is no fact which materially adversely affects, or in the future may materially adversely affect, the business or prospects or condition (financial or otherwise) of TTS, any Subsidiary, or any of their respective properties or assets, which fact has not been set forth herein or in the Schedules or Exhibits annexed hereto.

(x)           Condition of Equipment.  All of the equipment of TTS and each Subsidiary is in good condition and repair, and to the best of Shareholder's knowledge, the building and the equipment are in conformity with all applicable ordinances and regulations, building, zoning, and other laws.  Shareholder agrees to cause TTS and each Subsidiary to continue to maintain all of its assets in conformity with present practices and cause TTS and each Subsidiary to continue to carry its existing insurance on such assets up through the date of Closing.

(y)           Conduct of Business; Licenses.  Except as set forth in Section 3.3(y) of the Seller Disclosure Schedule, the conduct of TTS's business is not dependent on any governmental or private license, permit or other authorization, and the consummation of the transactions contemplated by this Agreement will not terminate or adversely affect any such license, permit, or authorization.

(z)           Directors and Officers; Banks.  Section 3.3(z) of the Seller Disclosure Schedule contains a true and complete list as of the date of this Agreement showing: (i) all of the directors and officers of TTS and each Subsidiary; (ii) the names of each bank in which TTS and each Subsidiary have an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto; and (iii) the names of all persons holding a power of attorney from TTS or any Subsidiary.

(aa)           Work in Process.  All work in process meets all required work quality standards and policies, and all work has been performed in compliance with all contract requirements.  There is no pending action, suit, proceeding or hearing, or to the knowledge of TTS or Shareholder, any current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, by any client with respect to any such work giving rise to any liability for any damages in connection therewith.  No work in process is subject to any guaranty, warranty or other indemnity except to the extent specifically set forth in the applicable contract.  Shareholder is not aware of any default under, non-performance, substandard performance or other adverse condition affecting any such contracts pursuant to which the work is being performed.

(bb)           No Broker’s Fee.  Except as set forth in Section 3.3(bb) of the Seller Disclosure Schedule, neither TTS nor Shareholder has employed any broker, finder or agent, nor otherwise become in any way obligated for any broker's or finder's fee, or any similar fee with respect to the transactions contemplated by this Agreement.

(cc)           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of TTS or any of its Subsidiaries.

(dd)           Books and Records.  To the knowledge of TTS or Shareholder, the books and records of TTS: (a) are accurate in all material respects; (b) have been maintained in accordance with applicable laws; and (c) at all times have been in the possession of said corporation or under its control.

(ee)           Environmental Matters.  To the knowledge of TTS or Shareholder, TTS and each Subsidiary has complied in all material respects with and is in material compliance with all fEnvironmental Laws applicable to it, its business or assets.  Neither TTS, any Subsidiary, nor Shareholder has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law.

(ff)           Absence of Questionable Payments.  Neither TTS nor any director, officer, agent, employee or other person acting on behalf of TTS or any Subsidiary, has used, to the knowledge of TTS or Shareholder, any of the funds of TTS’s or any Subsidiary’s business for any improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other person, in connection with the operation or conduct of the corporation’s business.  With respect to the business of the corporation, TTS has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.  Neither TTS nor any director, officer, agent, employee or other person acting on behalf of the corporation, has accepted or received, to the knowledge of TTS or Shareholder, any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation or conduct of the business of the corporation.

(gg)           Customers and Suppliers.  To the best knowledge of TTS and Shareholder, no customer, client or supplier of TTS intends to terminate or modify its relationship with TTS either prior to the Closing or as a result of the consummation of the transactions contemplated by this Agreement.

(hh)           Complete Copies of Materials.  TTS and Shareholder have delivered or made available to Purchaser prior to the date of Closing true and complete copies of each existing document that has been requested by Purchaser or its counsel.

ARTICLE IV
Covenants

4.1           Conduct of Business Pending Closing.  TTS and Shareholder agree that from December 31, 2009, the date of execution of the Letter of Intent, and continuing thereafter through the Closing Date:

(a)           Access.  TTS and Shareholder shall afford to Purchaser and its representatives: (i) full and complete access to TTS’s and its Subsidiary’s personnel, professional advisors, facilities, properties, contracts, books and records, and all other documents and data; (ii) furnish Purchaser and its representatives with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request; and (iii) furnish Purchaser and its representatives with such additional financial, operating and other data and information as they may reasonably request, in each case relating to the business and/or assets of TTS and its Subsidiaries.  No information or knowledge obtained in any investigation pursuant to this Section 4.1(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement, unless such information or knowledge is included in the terms of this Agreement or made a part of the Seller Disclosure Schedule.

(b)           Certain Events; Employees.  Except as otherwise expressly permitted by this Agreement, neither TTS nor Shareholder shall take any action, or fail to take any action, as a result of which any of the changes or events described in Section 3.3(v) would occur.  In addition, TTS shall not pay, promise or award to any of its employees or to Shareholder any bonus, salary or benefit continuation, severance, retirement, retiree medical or other post-termination benefit, change in control benefit, increase in salary or other compensation, stock option, stock or other equity-based compensation or acceleration in the vesting of the same which would become an obligation of Purchaser as of the Closing Date.

(c)           Operation of Business.  Except as otherwise allowed or required pursuant to the terms of this Agreement, TTS and Shareholder shall conduct the operation of the corporation’s business in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”), including, without limitation, the following:

(i)            Pay the debts and taxes of the business when due;

(ii)            Pay or perform all other obligations of the business when due;

(iii)            Use their best efforts to preserve intact the current business and work backlog of future business of TTS, and maintain TTS’s good relations and goodwill with its clients, customers, suppliers, licensors, licensees, landlords, trade creditors, employees, agents and others having relationships with TTS relating to its business, with the goal of preserving unimpaired the goodwill and ongoing business of TTS as of the Closing;

(iv)            Retain the services of TTS’s key employees, consultants and agents on the same terms and conditions existing as of the date of this Agreement, and refrain from granting, declaring or committing to pay any bonuses or other additional compensation to such persons outside the Ordinary Course of Business;

(v)           Refrain from allotting, issuing, transferring, pledging or encumbering any shares of TTS’s capital stock, and refrain from issuing, granting or authorizing any options, warrants, convertible securities, or any other securities or ownership rights in TTS or in any Subsidiary;

(vi)           Except as allowed by Section 4.8, refrain from declaring, setting aside or paying any dividend, stock or otherwise, or making any other distribution or payment with respect to the corporation’s capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

(vii)           Not do or cause to be done anything that would cause any representation or warranty in Section 3.3 to be untrue or inaccurate if made at the time, except as otherwise permitted by this Agreement;

(viii)           Refrain from entering into or executing any binding contracts, including any renewal of existing agreements, in excess of $10,000 for any single contract, and not enter into any binding contract or agreement with any client for the provision of services with respect to the business in excess of $20,000 (where the contract or agreement involves performance of services after the Closing Date), without first obtaining the written consent of Purchaser;

(ix)            Keep and maintain the corporation’s properties, facilities and equipment in good condition, repair and working order in accordance with good business practices and maintain all insurance with respect thereto, and use commercially reasonable, best efforts to maintain the current value of the corporation’s assets and, in the event of any damage to or destruction of any of the foregoing prior to the Closing Date, promptly replace, repair or restore the same;

(x)            Refrain from issuing any note, bond or other debt security, or creating, incurring, assuming or guaranteeing any indebtedness for borrowed money or capitalized lease obligation;

(xi)            Refrain from granting any security interest or permitting any liens on, or allotting, transferring, encumbering or issuing any other interest or rights in or to any of its properties or assets;

(xii)            Maintain its books and records in the Ordinary Course of Business;

(xiii)            Promptly report to Purchaser any event or occurrence not in the Ordinary Course of Business or any material event involving the business or employees of TTS or its Subsidiaries; and

(xiv)           Furnish to Purchaser monthly Financial Statements of TTS.

4.2           Approval of TTS Shareholders.  TTS and Shareholder shall take all necessary action required under the applicable general and corporation laws of Oregon, and the Articles of Incorporation and Bylaws of TTS, to obtain the necessary approval and adoption of this Agreement by the Board of Directors and shareholders of TTS, whether by calling a special meeting for that purpose or by unanimous written consent if so permitted under the Articles of Incorporation, Bylaws and state law applicable to TTS.

4.3           Approval of Purchaser’s Board of Directors and Shareholders.  Purchaser shall take all necessary action required under the Nevada Revised Statutes (“NRS”), Purchaser’s Articles of Incorporation and Bylaws, to obtain the necessary approval and adoption of this Agreement by its Board of Directors and, if required, its shareholders, whether by way of calling a special meeting or by unanimous written consent if so permitted under Purchaser’s Articles of Incorporation, Bylaws and the NRS.

4.4           Third Party Consents.  Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from all third parties and/or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby.  TTS, Shareholder and Purchaser each shall cooperate with and promptly furnish information to the other party hereto in connection with obtaining any such consents and approvals.  Any out-of-pocket expenses related to the foregoing shall be borne by the party incurring such expense.

4.5           Confidentiality.  Each of the parties to this Agreement agrees that the information obtained in any investigation pursuant to Section 4.1(a) or any other provision of this Agreement, or pursuant to the negotiation and execution of this Agreement, or the effectuation of the transactions contemplated by this Agreement, shall be governed by the confidentiality provisions of the Letter of Intent dated November 11, 2009. and the terms of the Confidentiality Agreement between the parties dated December 12, 2008.  The obligations of the parties thereunder shall survive the Closing of the transactions contemplated by this Agreement.

4.6           Exclusivity.  From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, TTS and Shareholder shall not, and shall cause TTS’s directors, officers, employees, financial advisors, agents and affiliates not to, directly or indirectly: (a) solicit or encourage submission of any Acquisition Proposal (as defined below) by any person, entity, or group (other than Purchaser and its affiliates, agents and representatives); or (b) participate in any discussions or negotiations with, or disclose any information concerning TTS or its business to, or afford access to the properties, books or records of TTS, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group in connection with any Acquisition Proposal.  For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to: (i) any merger, consolidation, sale or license of all, a portion of, or substantially all of the assets or stock of TTS (other than sales or licenses of assets or inventory in the Ordinary Course of Business or as permitted by this Agreement); or (ii) investments in or sales by TTS or Shareholder of any capital stock or other securities of TTS or any Subsidiary.  TTS and Shareholder shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  TTS and Shareholder shall promptly (A) notify Purchaser if TTS or Shareholder receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal, and (B) notify Purchaser of the significant terms and conditions of any such Acquisition Proposal, including the identity of the party making an Acquisition Proposal.  In addition, from and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, TTS shall not, and shall cause its directors, officers, employees, shareholders, financial advisors, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Purchaser).

4.7           Public Disclosure.  Unless otherwise required by law (including, without limitation, applicable securities laws), TTS and Shareholder shall not issue any statement or communication to any third party (whether or not in response to an inquiry) regarding the subject matter of this Agreement or the transactions contemplated by this Agreement, including if this Agreement is terminated and the reasons therefor, without the prior consent of Purchaser, which consent shall not be unreasonably withheld.

4.8           Tax Distribution for Shareholder.

(a)           Within ten (10) days after the last income tax Return of TTS for the taxable year ending on or immediately prior to the Closing Date has been prepared, the Shareholder shall prepare and deliver to the Purchaser a statement (the “Shareholder Tax Statement”) reflecting the amount of income taxes owed by the Shareholder (as defined as “Shareholder Taxes” below) as a result of Shareholder taking into account TTS’s items of income, loss, deduction, or credit, and nonseparately computed income or loss under applicable tax law (e.g., Section 1366 of the Code) for the time period starting on January 1, 2010, and ending on or immediately prior to the Closing Date.

(b)           Within ten (10) days following the receipt of the Shareholder Tax Statement, the Purchaser shall deliver written notice to the Shareholder of any dispute that the Purchaser has with respect to the Return or the preparation or content of the Shareholder Tax Statement.  In the event that the Purchaser does not notify the Shareholder of a dispute with respect to the Shareholder Tax Statement within such ten (10) day period, such statement shall be deemed final, conclusive, and binding on the parties.  In the event of such notification of a dispute, the Purchaser and the Shareholder shall negotiate in good faith to resolve any such dispute.  If the Purchaser and the Shareholder, notwithstanding such good faith effort, fail to resolve such dispute within ten (10) days after the Purchaser advises the Shareholder of the Purchaser’s objections, then the Purchaser and the Shareholder shall submit such dispute for arbitration to a nationally recognized accounting firm mutually, agreeable to the Purchaser and the Shareholder (the “Accounting Firm”).  All determinations relating to such dispute made by the Accounting Firm shall be final, conclusive, and binding on the parties.  The Purchaser, on the one hand, and the Shareholder, on the other hand, shall share the fees and expenses of the Arbitration Firm in inverse proportion to the extent to which their respective positions, on an aggregated basis, are sustained by the Arbitration Firm.  “Shareholder Taxes” shall equal 45% of the income of the Shareholder as a result of such Shareholder taking into account TTS’s items of income, loss, deduction, or credit, and nonseparately computed income or loss under applicable tax law (e.g., Section 1366 of the Code) reflected on the Shareholder Tax Statement that has become final, binding and conclusive pursuant to this Section 4.8(b).

(c)           The Purchaser or TTS shall pay or cause to be paid to the Shareholder by bank wire transfer of immediately available funds (or such other mutually acceptable means), to the account designated in writing by the Shareholder to the Purchaser, an aggregate amount in cash equal to the Shareholder Taxes.  Any payment required by this Section 4.8 shall be made within ten (10) business days from the date on which the amount of Shareholder Taxes is determined pursuant to Section 4.8(b).

4.9           Information and Reporting.  The parties to this Agreement agree to deliver all necessary and appropriate information to one another to allow proper and consistent reporting of this transaction and filing of Returns.  Furthermore, the parties to this Agreement agree that Purchaser will be responsible for the preparation and filing of all Returns required for TTS for years ending after December 31, 2009, and that all such Returns of TTS (i) will be consistent with prior reporting practice of TTS, and (ii) will not change, propose changes, or imply necessary changes to prior Returns of TTS.

4.10           Required Securities Filing.  Purchaser will cause to be filed all notices, reports or other documents required to be filed under the securities laws and regulations thereunder of the United States and any state or other jurisdiction thereof in connection with the offer, sale and issuance of the Common Shares.

ARTICLE V
Conditions to Closing

5.1           Conditions to Each Party’s Obligation to Close.  The respective obligations of each party to consummate and close the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date:

(a)           This Agreement shall have been approved by the respective Boards of Directors of TTS and Visualant, as well as by all of the shareholders of TTS and if required, by the shareholders of Purchaser;

(b)           No action or proceeding shall have been instituted in which an order or decree has been entered restraining, enjoining, prohibiting or invalidating the transactions contemplated by this Agreement; and

(c)           All governmental and other third party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

5.2           Conditions to Obligations of Seller to Close.  The obligation of Shareholder and TTS to consummate and close the transactions contemplated by this Agreement are subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date, any one or more of which may be waived in whole or in part by Shareholder in writing:

(a)           The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b)           Purchaser shall have performed and complied with all covenants, conditions and obligations of this Agreement required to be performed or complied with by Purchaser on or before the Closing Date.

(c)           Purchaser shall have delivered to Shareholder a certificate executed by the President of Purchaser to the effect that, as of the Closing Date: (i) all representations and warranties made by Purchaser under this Agreement are true and complete, and (ii) all covenants, obligations and conditions of this Agreement to be performed by Purchaser on or before such date have been so performed.

(d)           Each time that the Purchaser proposes to register a public offering solely of Visualant common stock (not including an offering of common stock issuable upon conversion or exercise of other securities), other than pursuant to a Registration Statement on Form S-4 or Form S-8 or similar or successor forms (collectively, "Excluded Forms"), the Purchaser shall promptly give written notice of such proposed registration to Seller, which shall offer Seller the right to request inclusion of any of Seller’s Common Shares in the proposed registration:

(i)           Seller shall have thirty (30) days or such longer period as shall be set forth in the notice from the receipt of such notice to deliver to the Purchaser a written request specifying the number of shares of his Common Shares that Seller intends to sell and the Seller's intended plan of disposition.

(ii)           In the event that the proposed registration by the Purchaser is, in whole or in part, an underwritten public offering of securities of the Purchaser, any request under this Section 5.2(d) may specify that the Common Shares be included in the underwriting on the same terms and conditions as the shares of common shares, if any, otherwise being sold through underwriters under such registration.

(iii)           Upon receipt of a written request pursuant to Section 5.2(d), the Purchaser shall promptly use its best efforts to cause all such Common Shares to be registered, to the extent required to permit sale or disposition as set forth in the written request.

(iv)           Notwithstanding the foregoing, if the managing underwriter of an underwritten public offering, determines and advises in writing that the inclusion of all of Seller’s Common Shares proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of common stock proposed to be included therein by holders other than the Seller (such other shares hereinafter collectively referred to as the "Other Shares"), would interfere with the successful marketing of the securities proposed to be included in the underwritten public offering, then the number of such shares to be included in such underwritten public offering shall be reduced, and shares shall be excluded from such underwritten public offering in a number deemed necessary by such managing underwriter, first by excluding shares held by the directors, officers, employees and founders of the Purchaser, and then, to the extent necessary, by excluding Seller’s Common Shares participating in such underwritten public offering, pro rata based on the number of shares of Common Shares Seller and each such holder of Other Shares proposed to include.

(v)           If and whenever the Purchaser is under an obligation pursuant to the provisions of this Section 5.2(d) to use its best efforts to effect the registration of any Common Shares, the Purchaser shall, as  expeditiously as practicable:

(A)           prepare and file with the Commission a Registration Statement (as required by the SEC and the Securities Act) with respect to such Common Shares and use its best efforts to cause such Registration Statement to become and remain effective in accordance with this Section 5.2(d), keeping Seller advised as to the initiation, progress and completion of the registration;

(B)           prepare and file with the Commission such amendments and supplements to such Registration Statements and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Common Shares and common shares covered by such Registration Statement;

(C)           furnish to Seller such number of copies of any summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the  requirements of the Securities Act, and such other documents as Seller may reasonably request in order to facilitate the public sale or other disposition of Seller’s Common Shares;

(D)           use its best efforts to register or qualify the Seller’s Shares covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as Seller shall reasonably request and do any and all other acts or things which may be necessary or advisable to enable such holder to consummate the public sale or other disposition in such jurisdictions of such registrable securities; provided however, that the Purchaser shall not be required to consent to general service of process, qualify to do business as a foreign corporation where it would not be otherwise required to qualify or submit to liability for state or local taxes where it is not liable for such taxes; and

(E)           at any time when a prospectus covered by such Registration Statement is required to be delivered under the Securities Act, notify Seller of the happening of any event as a result of which the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of Seller, prepare, file and furnish to Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing.

(F)           the Purchaser shall pay all registration expenses incurred by the Purchaser in complying with this Section 5.2(d); provided however that all underwriting discounts and selling commissions applicable to the Seller’s Shares covered by registrations effected pursuant to this section shall be borne by the Seller, in proportion to the number of shares sold by all such seller or sellers of common shares.

5.3           Conditions to Obligations of Purchaser to Close.  The obligation of Purchaser to consummate and close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date, any one or more of which may be waived in whole or in part by Purchaser in writing:

(a)           The representations and warranties of TTS and Shareholder contained herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b)           TTS and Shareholder shall have performed and complied with all covenants, conditions and obligations of this Agreement required to be performed or complied with by them on or before the Closing Date.

(c)           TTS and Shareholder shall have delivered to Purchaser a certificate executed by Shareholder and the President and Secretary of TTS to the effect that, as of the Closing Date: (i) all representations and warranties made by TTS and Shareholder under this Agreement are true and complete, and (ii) all covenants, obligations and conditions of this Agreement to be performed by TTS and Shareholder on or before such date have been so performed.

(d)           Purchaser shall have completed, to its satisfaction in its sole discretion, the investigation, evaluation and diligence review (whether financial, legal or other) of TTS and its Subsidiaries, their respective businesses, operations, properties and assets, and any other matter, liability or concern in connection with TTS and its Subsidiaries.

(e)           The Employment Agreements referenced in Section 2.1 in substantially the form attached hereto as Exhibits D, E and F, and all other Ancillary Agreements referenced in Article II of this Agreement, shall be executed by Shareholder, Krause and Waddle.

(f)           The Bonderson Family Living Trust shall have fully released its security interest in the TTS Shares and filed a UCC Termination Statement with respect thereto.

(g)           Since the date of execution of this Agreement, there shall not have occurred any event or condition of any character (including. without limitation, any bankruptcy or similar legal or equitable proceeding), or any damage, destruction, or loss (whether or not covered by insurance), that has had or is reasonably likely to have a material adverse effect on the business, properties, financial condition, or business prospects of TTS or any Subsidiary.

(h)           Purchaser shall have taken all necessary action required under the NRS, Purchaser’s Articles of Incorporation and Bylaws, to authorize and provide for the issuance of the Common Shares to Seller, including any necessary amendments to Purchaser’s Articles of Incorporation.

ARTICLE VI
Indemnification

6.1           General Indemnification Covenants.  Subject to the provisions of Section 6.3 and Section 6.4, Shareholder shall indemnify, save and keep Purchaser, its directors, officers, affiliates, and permitted assigns (the “Indemnitees”), harmless from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys’ fees (collectively, “Damages”), asserted against or sustained or incurred by any of the Indemnitees resulting from, arising out of or by virtue of: (a) any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of TTS or Shareholder, whether contained in this Agreement, any Exhibit or Schedule hereto.

6.2           Tax Indemnity.

(a)           Shareholder hereby agrees to protect, defend, indemnify and hold harmless Purchaser and its officers, directors, affiliates, successors and assigns, from and against any and all taxes of TTS, any Subsidiary of TTS, and Shareholder with respect to any period (or any portion thereof) up to and including the Closing Date, except for taxes of TTS and any Subsidiary which are reflected as current liabilities for taxes that exist as of the Closing Date (“Current Tax Liabilities”) on the Closing Balance Sheet, together with all reasonable legal fees, disbursements and expenses incurred by Purchaser in connection therewith.  Notwithstanding the foregoing provisions of this Section 6.2(a), which contemplate taxes for TTS and any Subsidiary, the obligations of Purchaser and TTS established by Section 4.8 and set forth in the Shareholder Tax Statement and the Shareholder Tax shall not be subject to the provisions of this Section 6.2.

(b)           Purchaser shall prepare and file any tax return of TTS which is required to be filed after the Closing Date and which relates to any period (or portion thereof) up to and including the Closing Date, and Purchaser shall, within forty-five (45) days prior to the due date of any such return, deliver a draft copy to Shareholder.  Within twenty (20) days of the receipt of any such return, Shareholder may reasonably request changes, in which event Purchaser and Shareholder shall attempt to agree on a mutually acceptable resolution of the issues in dispute.  If a resolution is reached, such return shall be filed in accordance therewith.  If a resolution is not reached, then at the expense of Purchaser and Shareholder (such expense to be shared one-half by Purchaser and one-half by Shareholder), such return shall be submitted to a firm of independent certified public accountants selected by Purchaser and reasonably acceptable to Shareholder, which shall be directed to resolve the issues in dispute and prepare the return for filing.  As soon as is practicable after notice from Purchaser to Shareholder at any time prior to the date any payment for taxes attributable to any such return is due, provided such return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of: (i) taxes that are due with respect to any taxable period ending on or before the Closing Date, or taxes that would have been due with respect to a taxable period beginning before and ending after the Closing Date if such period had ended on the Closing Date over (ii) the amount of such taxes of TTS with respect to such taxable period which are reflected as Current Tax Liabilities on the Closing Balance Sheet, shall be paid by Shareholder to Purchaser in cash or by wire transfer within three (3) business days after written demand therefor.  The foregoing obligation for taxes is applicable to entity level taxes for TTS and any Subsidiary and does not include the tax obligation of the Shareholder which is provided for at Section 4.8.

(c)           The indemnify provided for in this Section 6.2 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive for the applicable statutes of limitation, plus sixty (60) days, for the taxes referred to herein, and any taxes subject to the indemnification for taxes set forth in this Section 6.2 shall not be subject to the provisions of Section 6.3 and Section 6.4 hereof.

6.3           Limitations on Indemnification.  The obligations of Shareholder pursuant to Section 6.1 are subject to the following limitations: Shareholder will not be liable for any Damages under Section 6.1 unless and until the aggregate amount of such Damages for which Shareholder would otherwise be responsible exceeds One Hundred Fifty Thousand U.S. Dollars ($150,000) (the “Basket”).  If the aggregate amount of such Damages for which Shareholder is responsible exceeds the Basket, then Shareholder will be responsible for the amount of all such Damages, in excess of the Basket amount.  In no event, however, shall the obligation of Shareholder to indemnify the Indemnitees pursuant to Section 6.1 exceed the amount of the Purchase Price in the aggregate for any claims made; provided, however, that the limitations set forth in this Section 6.3 shall not apply to any indemnification obligations of Shareholder under Section 6.2. Notwithstanding anything to the contrary in this Agreement, the Purchaser agrees and acknowledges that (i) any matters disclosed, incorporated by reference or deemed disclosed are exceptions to the Warranties and Representations that the Purchaser is accepting as part of the transaction (ii) TTS and Shareholder shall have no indemnification liability or any other obligation  pursuant to this Agreement, including but not limited to this Article VI, Indemnification, for these excluded and disclosed exceptions to the warranties and representations disclosed, incorporated by reference or deemed disclosed in the Seller’s Disclosure Schedules. Purchaser further agrees and acknowledges that in order to prevail on any claim for damages of any kind or nature that they must prove by clear and convincing evidence both that there was a breach and that there was no disclosure, incorporation by reference or deemed disclosure as an exception to the warranties and representations of this Agreement. Notwithstanding anything to the contrary in this Agreement, any proven claim for indemnification or damages against TTS and Shareholder shall not become due and payable and no offset may be taken against amounts due to TTS and Shareholder until after TTS and Shareholder have been paid in full under the terms of this agreement.

6.4           Notice Requirements.  No party entitled to indemnification hereunder shall be entitled to assert any right of indemnification under Section 6.1 unless such Indemnitee has given written notice to the party or parties subject to an indemnification claim hereunder on or prior to the end of any survival period set forth in Section 6.6.  If the Indemnitee gives such notice on or prior to the end of the survival period, such Indemnitee shall continue to have the right to be indemnified with respect to such pending indemnification claim, notwithstanding the expiration of such survival period.

6.5           Procedures Regarding Third-Party Claims.

(a)           If a third party makes a claim against an Indemnitee for which such Indemnitee intends to seek indemnification hereunder, such Indemnitee shall notify the other party or parties against whom it intends to assert such indemnification claim (in such context, an “Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnitee of any claim by a third party (a “Third-Party Claim”), but the failure or delay so to notify the Indemnifying Party shall not relieve it of any obligation or liability that it may have to the Indemnitee, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Third Party Claim is materially and adversely prejudiced thereby.

(b)           Subject to the provisions of Section 6.5(d), the Indemnifying Party shall have the right, upon written notice given to the Indemnitee within thirty (30) days after receipt of the notice from the Indemnitee of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Party's sole expense, in which case the provisions of Section 6.5(c) shall govern.

(c)           The Indemnifying Party shall select counsel reasonably acceptable to the Indemnitee to conduct the defense or handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnitee, shall keep the Indemnitee timely apprised of the status of such Third Party Claim, and shall not, without the prior written consent of the Indemnitee, directly or indirectly assume any position or take any action that would impose any obligation of any kind on or restrict the actions of the Indemnitee.  The Indemnifying Party shall not, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or administrative order, or enter into any settlement or compromise intended to bind the Indemnitee that: (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such Third Party Claim, (ii) requires any admission of wrongdoing on the part of, or payment of funds by, the Indemnitee, (iii) grants any injunctive or equitable relief, or (iv) would, in the good faith judgment of the Indemnitee, be likely to establish a precedential custom or practice that is materially adverse to the continuing business interests of the Indemnitee.  The Indemnitee shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of any Third Party Claim with its own counsel and at its own expense.  Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 6.5(d) shall govern.

(d)           If the Indemnifying Party does not give written notice to the Indemnitee within thirty (30) days after receipt of notice from the Indemnitee of any Third Party Claim, of the Indemnifying Party's election to assume the defense or handling of such Third Party Claim (or if the Indemnifying Party fails to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling under Section 6.5(c) above), then the Indemnitee may, at the Indemnifying Party's expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnitee shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnitee defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

(e)           If the Indemnitee intends to seek indemnification hereunder other than for a Third Party Claim, then it shall notify the Indemnifying Party in writing within forty-five (45) days after its discovery of facts upon which it intends to make a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that the Indemnifying Party may have to the Indemnitee except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such claim is adversely affected thereby.

6.6           Survival Period.  Except as otherwise provided in Section 6.2 with respect to the indemnification for tax liabilities, all representations, warranties, covenants and agreements made by TTS and Shareholder contained in this Agreement and in any Exhibit or Schedule hereto, shall survive the Closing Date until the earlier of: (a) December 31, 2011, or (b) the expiration of the applicable statute of limitations with respect to such matters.

6.7           Releases by Shareholder.  Shareholder hereby releases and discharges Purchaser and its officers, directors, shareholders, employees, agents and representatives from, and agrees and covenants that in no event will Shareholder commence any litigation or other legal or administrative proceeding against Purchaser or its officers, directors, shareholders, employees, agents or representatives, whether in law or equity, relating to any claims or demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with Shareholder’s ownership of TTS stock prior to the Closing Date, other than claims or demands arising out of the transactions contemplated by this Agreement.

ARTICLE VII
Termination, Amendment and Waiver

7.1           Termination.  Except as provided in Section 7.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)            By the mutual written agreement of Shareholder and Purchaser;

(b)            By either Shareholder or Purchaser if the Closing has not occurred by the Closing Date (including any extension thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any covenant, obligation or condition under this Agreement or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on the Closing Date;

(c)            By Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of TTS or Shareholder and (i) TTS or Shareholder has not cured such breach within fifteen (15) days after notice of such breach has been given by Purchaser to Shareholder in accordance with Section 9.2; provided, however, that no cure period shall be required for any such breach which by its nature cannot be cured, and (ii) as a result of such breach, one or more of the conditions set forth in Sections 5.1 and 5.3 would not be satisfied at or prior to the Closing;

(d)            By Shareholder if neither he nor TTS is in material breach of his/its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) Purchaser has not cured such breach within fifteen (15) days after notice of such breach has been given by Shareholder to Purchaser in accordance with Section 9.2; provided, however, that no cure period shall be required for any such breach which by its nature cannot be cured, and (ii) as a result of such breach, one or more of the conditions set forth in Sections 5.1 and 5.2 would not be satisfied at or prior to the Closing. For the absence of doubt, any breach of any representations, warranties, covenants, or agreement contained in this Agreement, the Note, the Stock Pledge Agreement, or the Security Agreement (individually or collectively) shall be an event of default in all of the agreements.;

(e)            By Purchaser if there shall have occurred any material event or condition of any character affecting TTS that has had or is reasonably likely to have a material adverse effect on the business or operations of TTS.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its affiliates, officers, directors or shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that the provisions of Section 4.5 (Confidentiality), Section 4.7 (Public Disclosure), this Section 7.2, and Article VIII (Dispute Resolution) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

7.3           Amendment.  This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

7.4           Extension; Waiver.  At any time prior to the Closing, Shareholder and Purchaser may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties made to such party contained in this Agreement or in any Exhibits and Schedules hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement.  Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

ARTICLE VIII
Dispute Resolution

Except as otherwise provided in Section 6.2(b), all controversies, claims, issues and other disputes arising out of or relating to this Agreement shall be subject to the applicable provisions of this Article VIII.

8.1           Sole Remedy.  With respect to any future dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement or the breach, termination, validity or enforceability of any provision hereof (each a “Dispute”) where the amount at issue is One Hundred Thousand U.S. Dollars ($100,000) or less, the parties covenant not to initiate litigation in any state or federal court and agree that any such Dispute shall be resolved in accordance with the procedures set forth in this Article VIII, which shall be the sole and exclusive procedure for the resolution of such Dispute.  The parties agree that the provisions of this Article VIII are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of any provision of this Agreement where the amount at issue is USD$100,000 or less.

8.2           Mediation.  With respect to all Disputes, regardless of the amount at issue, the parties shall attempt first to negotiate a resolution of the Dispute by direct discussions initiated by written demand by one party and consented to by the other.  If the parties cannot resolve the Dispute by negotiation, the parties agree that such Dispute shall then be mediated, and any such mediation shall be pursuant to the Commercial Mediation Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), or in the event the parties mutually agree to use another mediation service, the applicable mediation rules of such other service.  The mediator shall be selected by mutual agreement of the parties, but if agreement is not reached within ten (10) days following the agreement to mediate, the mediator shall be selected by JAMS or such other mediation service, if applicable.  Such mediation shall be without prejudice to further voluntary or court-ordered mediation in the event such mediation is unsuccessful.  The costs of obtaining the appointment of a mediator, the fees and expenses of the mediation, or any other cost or charge of the mediation shall be borne equally by the parties, unless otherwise agreed.

8.3           Arbitration.  With respect to any Dispute that has not been resolved by mediation, either party may give notice to the other requiring that the Dispute shall be finally resolved by binding arbitration in accordance with the then applicable Commercial Arbitration Rules of JAMS (the “Rules”) or such other rules adopted by the arbitration service agreed to and utilized by the parties; provided, however, that where the amount at issue exceeds One Hundred Thousand Dollars ($100,000), arbitration of such Dispute must be by mutual agreement of the parties.  Disputes agreed to be resolved by arbitration where the amount in controversy is more than One Hundred Thousand Dollars ($100,000) shall be settled by a panel of three independent arbitrators unless the parties agree to a single arbitrator.  Disputes in which the amount in controversy is $100,000 or less shall be settled by a single independent arbitrator.  In the event the parties are not able to agree upon the arbitrators, then the arbitrators shall be selected by JAMS (or such other arbitration service agreed to by the parties) in accordance with its Commercial Arbitration Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and, notwithstanding the provisions of Section 8.1 hereof, judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for judicial acceptance of the award and enforcement, as the law of such jurisdiction may require or allow.  Any negotiation, mediation, arbitration or litigation conducted pursuant to this Agreement shall take place in Portland, Oregon, unless the parties mutually agree to a different location.

ARTICLE IX
Miscellaneous

9.1           Entire Agreement.  This Agreement, the Ancillary Agreements, the Exhibits and Schedules hereto and thereto, the Confidentiality Agreement dated December 12, 2008, between the parties, and the documents and instruments and other agreements among the parties referenced in this Agreement, constitute the entire agreement between the parties with respect to its subject matter and supersede all prior agreements, representations and understandings, both written and oral, among the parties with respect to such subject matter.

9.2           Notices.  All notices or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or sent by Federal Express or other nationally recognized overnight courier service, or mailed by certified or registered mail (return receipt requested), or sent by facsimile (with acknowledgment of completed transmission), addressed to the applicable party as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser:	Visualant, Inc. 500 Union Street, Suite 406 Seattle, WA 98101 Attention: Ron Erickson, CEO Fax Number: (206) 903-1252

With a copy to:	James F. Biagi, Jr. Monahan & Biagi, PLLC 701 Fifth Avenue, Suite 2800 Seattle, WA 98104 Fax Number: (206) 587-5710

If to Shareholder	James M. Gingo
or to TTS:	12142 NE Sky Lane, Suite 130 Aurora, OR 97002-8730 Fax Number: (503) 682-0166

With a copy to:	Kirkham E. Hay Brownstein, Rask, Sweeney, Kerr Grim, DeSylvia & Hay, LLP 1200 SW Main Street Portland, OR 97205 Fax Number: (503) 221-1074

9.3           Expenses.  All fees and expenses incurred in connection with this Agreement, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties involving the negotiation and effectuation of the terms and conditions of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

9.4           Assignability.  This Agreement shall not be assignable by any party, by operation of law or otherwise, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

9.5           Severability.  If any term or provision of this Agreement, or the application of such term or provision, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such term or provision to other persons or circumstances shall be interpreted so as to effect the intent of the parties to the maximum extent possible.  The parties further agree to replace such void or unenforceable term or provision of this Agreement with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term or provision.

9.6           Other Remedies.  Except as otherwise expressly provided for herein, any and all remedies in this Agreement expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable conflicts of laws principles.

9.8           Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including without limitation, third party beneficiary rights.

9.9           Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.10           Headings.  The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

9.12           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.13           Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile, all of which shall be considered one and the same agreement and shall become effective when such counterparts or facsimiles have been signed by each of the parties hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Purchaser:	VISUALANT, INC.

/s/ Ronald P. Erickson
By: Ronald P. Erickson
Title: Chairman and CEO

Shareholder:	/s/ James M. Gingo
JAMES M. GINGO

TRANSTECH SYSTEMS, INC.
An Oregon Corporation

/s/ James M. Gingo
By: James M. Gingo
Title: President

Consented to by:	/s/ Patricia H. Gingo
Patricia H. Gingo, Spouse of James M. Gingo